Exhibit 99.1

Entropic Communications Acquires Direct Broadcast Satellite Intellectual Property from PLX Technology

SAN DIEGO and SUNNYVALE, Calif., July 11, 2012 — Entropic Communications, Inc. (NASDAQ: ENTR), a world leader in semiconductor solutions for the connected home, today announced it acquired specific direct broadcast satellite intellectual property and corresponding technologies from PLX Technology, Inc. (NASDAQ: PLXT), a leading global supplier of high-speed connectivity solutions enabling emerging data center architectures. The purchased assets relate to the design and development of a digital channel stacking switch (dCSS) semiconductor product for up to $8 million. In addition to the asset purchase agreement, Entropic will pay a one-time $4 million licensing fee for intellectual property which is related to the acquired assets.

The acquired assets are complementary to Entropic’s current direct broadcast satellite (DBS) outdoor unit (ODU) product portfolio. The Company anticipates the assets will strengthen its long-range strategic position as the DBS market transitions to Sat-IP (or Sat>IP), where satellite signals are converted to Internet Protocol (IP) and distributed over an IP network to any IP-enabled client device.

“The transaction with PLX provides key technologies that will accelerate our DBS ODU product roadmap,” said Vinay Gokhale, senior vice president, Corporate Development and Strategy at Entropic Communications. “We currently deliver the largest product portfolio for single cable technologies, supporting DBS operators worldwide. We are optimistic our newly acquired assets will provide a path to future-forward technologies, ultimately leading toward highly-integrated products that incorporate broadband capture and IP output.”

“Entropic’s portfolio offers an excellent strategic match for the divesture of our unique digital satellite product,” said David Raun, senior executive vice president and general manager at PLX Technology. “We are extremely pleased that this revolutionary technology, along with a small and talented engineering team, has found a new home, thus allowing us to focus on our core data center products.”

Entropic is currently the market leader with its analog channel stacking switch (CSS) technology. Through this agreement Entropic obtained dCSS technology, which is a key enabler of future products in the DBS market.

In connection with the asset purchase Entropic hired a small engineering team from PLX.

About PLX
PLX Technology, Inc. (NASDAQ: PLXT), based in Sunnyvale, Calif., USA, is an industry-leading global provider of semiconductor-based connectivity solutions primarily targeting the enterprise and consumer markets. The company develops innovative software-enriched silicon that enables product differentiation, reliable interoperability and superior performance. www.plxtech.com. Follow PLX on Facebook, Twitter and YouTube.

About Entropic Communications
Entropic Communications, Inc. (NASDAQ: ENTR) is a leading global provider of silicon and software solutions to enable connected home entertainment. The Company transforms how traditional HDTV broadcast and streaming video content is seamlessly, reliably, and securely delivered, processed, and distributed into and throughout the home. Entropic's next-generation home connectivity and set-top box system-on-a-chip (SoC) solutions enable Pay-TV service providers to offer consumers a more captivating whole-home entertainment experience by delivering new, high-performing ways to connect, engage, and enjoy multimedia content. For more information, visit Entropic at: www.entropic.com.

Forward-Looking Statements
Statements in this press release that are not strictly historical in nature constitute "forward-looking statements." Such statements include, but are not limited to, statements regarding the anticipated benefits of the proposed acquisition. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Entropic's actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, the risk that Entropic will be required to invest substantially more than presently anticipated in order to realize the expected benefits of the acquisition; risks associated with integrating a newly acquired assets and employees into Entropic's existing business; Entropic's reliance on the employees hired in connection with the acquisition and the risk that Entropic will not be able to retain such employees; risk that anticipated benefits of the acquisition will not be realized; technology risks; competition; the risk that the market for DBS ODU solutions may not develop as Entropic anticipates; and other factors discussed in the "Risk Factors" section of Entropic's Annual Report on Form 10-Q for the three months ended March 31, 2012. All forward-looking statements are qualified in their entirety by this cautionary statement. Entropic is providing this information as of the date of this release and does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.

Additional Information about PLX
These materials are for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Any offer with respect to the acquisition of PLX will only be made through the prospectus, which is part of the registration statement on Form S-4, which contains an offer to purchase, form of letter of transmittal and other documents relating to the exchange offer, as well as the Tender Offer Statement on Schedule TO (collectively, and as amended and supplemented from time to time, the “Exchange Offer Materials”), each initially filed with the U.S. Securities and Exchange Commission (the “SEC”) by Integrated Device Technology, Inc. (“IDT”) on May 22, 2012. The registration statement has not yet become effective. In addition, PLX filed with the SEC on May 22, 2012 a solicitation/recommendation statement on Schedule 14D-9 (as amended and supplemented from time to time, the “Schedule 14D-9”) with respect to the exchange offer. Investors and security holders are urged to carefully read these documents and the other documents relating to the transactions because these documents contain important information relating to the exchange offer and related transactions. Investors and security holders may obtain a free copy of these documents, as filed with the SEC, and other annual, quarterly and special reports and other information filed with the SEC by IDT or PLX, at the SEC’s website at www.sec.gov. In addition, such materials will be available from IDT or PLX, or by calling Innisfree M&A Incorporated, the information agent for the exchange offer, toll-free at (877) 456-3463 (banks and brokers may call collect at (212) 750-5833).

Copyright © 2012 Entropic Communications, Inc. All rights reserved. All other product or company names mentioned are used for identification purposes only and may be trademarks of their respective owners.

Entropic Investor Contact:
Debra Hart
+1 858.768.3852
debra.hart@entropic.com

Entropic Media/Industry Analyst Contact:
Chris Fallon
+1 858.768.3827
chris.fallon@entropic.com

PLX Investor Contact:
Leslie Green
Green Communications Consulting, LLC (for PLX)
Tel: (650) 312-9060
leslie@greencommunicationsllc.com

PLX Company Contact:
Arthur O Whipple, CFO
PLX Technology, Inc.
Tel: (408) 774-9060
investor-relations@plxtech.com